                                 EXHIBIT 10.11

                        EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into to be effective on November 15, 1997 between Integrated Orthopaedics, Inc., f/k/a DRCA Medical Corporation, a Texas corporation (the "Company"), and Jose E. Kauachi an individual resident of the State of Texas (the "Executive").

                              W I T N E S S E T H

     WHEREAS, the Company and the Executive are currently parties to an Executive Employment Agreement dated November 15, 1994 (the "1994 Agreement");

     WHEREAS, the Company and the Executive desire to replace the 1994 Agreement with this Agreement and provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment upon the terms and subject to the conditions set forth in this Agreement. During the term of his employment, the Executive shall perform such duties and services as the Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer of the Company (the "CEO") as shall be lawfully prescribed by the Board in connection with the business and operations of the Company.

     2. Term.. The Executive shall be employed by the Company for a period commencing on November 15, 1997 and, except as otherwise provided herein, ending three years from such date; provided. however, that if this Agreement is not terminated pursuant to the provisions hereof, this Agreement shall be automatically extended for successive one-year periods. The period of the Executive's employment hereunder, including any extensions pursuant to the foregoing sentence, is referred to hereinafter as the "Term of Employment."

     3. Nature of Service. During the Term of Employment, the Executive agrees to perform such services consistent with his position as may from time to time be assigned to him by the Board. In the event the Executive is removed or voluntarily resigns as the Chief Executive Officer of the Company and continues to serve as Chairman of the Board during the term of this Agreement, the Executive's responsibilities hereunder (hereinafter, the "Executive's Responsibilities") will include the following: (1) management of the Board's activities, including dissemination of information to and communications with the members of the Board, scheduling regular and special meetings of the Board, review of Board recruitment, expansion, and compensation issues; (2) management of the Company's

                        EXECUTIVE EMPLOYMENT AGREEMENT

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investment banking relations, including search, evaluation, and negotiation for services; (3) participation in the Company's relations with the American Stock Exchange (and such other securities exchanges in which the Company's securities are traded); (4) involvement in the Company's merger and acquisition activities;
(5) participation in the formulation of the Company's corporate strategy; (6) participation in the Company's audit, compensation, and acquisitions committees. The Executive's level of involvement in the Executive's Responsibilities will be commensurate with the Executive's experience and seniority. The Executive shall not, during the Term of Employment, be engaged in, or represent any party other than the Company in connection with, any sale or provision of any services which are directly competitive with services provided by the Company, whether or not during normal business hours. The Executive shall perform his duties under this Agreement with fidelity and loyalty, and in a manner consistent with the level of his responsibilities. However, nothing in this Section 3 shall be construed to prevent the Executive from investing his time or personal assets in such form or manner in the operation of the affairs of any other companies or enterprises so long as the Executive fulfills his obligations under this Agreement (hereinafter referred to as the "Permitted Activities").

     4.   Compensation.

        (a) During the Term of Employment, the Company shall pay to the Executive a base salary in equal monthly installments to be paid in accordance with established payroll practices of the Company. The amount of the base salary for the Term of Employment shall be an aggregate of $300,000.00 per year commencing November 15, 1997.

        (b) The Executive shall be entitled to receive salary increases or other forms of compensation commensurate with the policies of the Company as administered and approved by the Board.

        (c) The Executive shall be entitled to participate in all plans approved by the Board for incentive stock options or cash bonuses for executive employees, at levels not less than those at which the Executive is currently participating, based upon the business, operations, affairs and condition (financial or otherwise) of the Company.

        (d) The Executive will retain all rights to options or warrants granted by the Company to the Executive under any previous option, warrant or compensation plans of the Company.

    5. Benefits. The Executive shall receive the employee benefits set forth on Exhibit A attached hereto as well as such other reasonable insurance (including directors and officers liability insurance if obtained for any officer or director), pension and other employee benefits as may be provided by the Company from time to time to employees of the Company holding executive offices and positions, all as approved by the Board of Directors of the Company.


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    6.    Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable and proper travel and out-of-pocket expenses incurred by him for the purposes of and in connection with the performance of his duties pursuant to this Agreement, all in accordance with the policies relating to the allowable amount of such expenses and the provision of itemized reports with respect thereto that may from time to time be adopted by the Board.

    7. Automobile and Phone. During the Term of Employment, the Executive shall have the full use of an automobile and wireless telephone provided by the Company for the performance of the Executive's duties hereunder. The Company shall reimburse the Executive for the costs and expenses incurred in connection with the operation of such automobile and telephone upon presentation by the Executive to the Company of an itemized account of such costs and expenses, to be rendered to the Company in accordance with established reporting procedures of the Company.

     8.  Termination.

         (a)  Termination for Cause.

              (1) The Executive's employment under this Agreement may be terminated for cause at any time, effective upon ten (10) days prior written notice after formal action by the Board at a special meeting duly called for the purpose of considering the termination of the Executive for cause where the Board decides to terminate for cause, as defined herein. The Executive shall have the right to receive notice of and appear at such meeting to respond to any allegations made against him concerning the contemplated termination. As used in this Agreement, "cause" shall be deemed to mean one or more of the following:
(i) the Executive's embezzlement or misappropriation of funds, (ii) the Executive's conviction of a felony involving moral turpitude, (iii) the Executive's commission of material acts of dishonesty, fraud, or deceit, (iv) the Executive's breach of any material provision of this Agreement, (v) the Executive's habitual or willful neglect of his duties, (vi) the Executive's breach of fiduciary duty to the Company involving personal profit, or (vii) the Executive's material violation of any other material duty to the Company or its shareholders imposed by law or by the Board.

              (2) In the event that the Board acts to terminate the Executive for cause in accordance with subsection (1) above, the Executive shall be paid all compensation and other sums due to him through the date of such termination, including, without limitation, reimbursements for allowable expenses incurred by the Executive.

         (b)  Termination Without Cause.

              (1) The Company may, at any time, terminate this Agreement without cause upon at least sixty (60) days prior written notice to the Executive. The effective date of any such termination without cause shall be the last day of a calendar month (hereinafter, the "Without Cause Termination Date"). As used in this Agreement,


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termination out cause" means termination of employment other than as follows:
(i) termination pursuant to Section 8 (a) of this Agreement; (ii) termination pursuant to Section 8(c) of this Agreement; or (iii) termination pursuant to
Section 8(d) of this Agreement. Termination of employment without cause also includes any change, without the Executive's prior written consent, in the Executive's positions or titles with the Company on the date of this Agreement, including, without limitation, the removal of the Executive, by either the vote of the shareholders or the Board, as a director or as Chairman of the Board, or any material change in the Executive's duties and responsibilities or benefits or compensation as they exist on the date of this Agreement, including, without limitation, a material change in the Executive's Responsibilities following removal or voluntary resignation of the Executive as CEO.

              (2) Commencing with the date immediately subsequent to the Without Cause Termination Date and continuing until the later of (i) November 15, 2001 or (H) one year following the Without Cause Termination Date (the "Severance Period"), the Executive shall be paid $300,000 per year payable in accordance with normal payroll practices of the Company, but no less frequently than in monthly installments, plus any cash or property approved for payment by the Board under any plans for incentive stock options or cash bonuses to executive employees with duties and responsibilities comparable to those held by the Executive immediately prior to the Severance Period (the "Severance Payments").

              (3) During the Severance Period, the Executive shall be entitled to continued coverage under any health and life insurance plans or policies maintained by the Company for the Executive individually or as a Company benefit for some or all employees of the Company. Such coverage shall be on the same terms and conditions as are in effect on the effective date of the Executive's termination without cause. In addition, during the first year of the Severance Period, the Executive shall be entitled to the automobile and related expenses benefits on the terms described in Section 7 of this Agreement. If the Executive is a participant in an incentive stock option or other equity participation plan, his unvested stock options will be deemed vested on the Without Cause Termination Date and thereafter exercisable as provided for in such plan.

              (4) If the Executive's employment with the Company is terminated without cause, the Company shall release the Executive from liability for any and all acts or omissions of the Executive except for the Executive's gross negligence or willful misconduct.

         (c) Termination Upon Death or Disability, If the Executive dies or becomes permanently disabled to the extent that he is unable to perform his duties under this Agreement, at such time as he is determined to be permanently disabled or upon his death (hereinafter, the "Death or Disability Date"), his employment shall be deemed terminated; provided, however, the Executive, his heirs, or assigns, as applicable, shall receive a death or disability benefit (hereinafter, the "Death or Disability Benefit") equal to all amounts the Executive would be entitled to receive, including, without limitation, Base


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Salary (as in effect on the date immediately prior to the Death or Disability
Date), incentive stock options, and cash bonuses that would have been payable, if the Agreement had not terminated, from the Death or Disability Date through the later of (i) November 15, 2000 or (ii) one year following the Death or Disability Date. The Death or Disability Benefit shall be paid in accordance with the normal payroll practices of the Company, but no less frequently than monthly, commencing with the date of termination. Additionally, if the Executive is a participant in an incentive stock option or other equity participation plans, his unvested stock options will be deemed vested on the Death or Disability Date and thereafter exercisable as provided for in such plans. Except as provided herein, the Executive or his heirs or assigns, as applicable, shall be entitled to no other benefits following the Death or Disability Date. For purposes of this Agreement the term "permanently disabled" shall mean the Executive's inability to perform services by reason of illness or incapacity for a period of more than two (2) consecutive fun calendar months, established by medical evidence reasonably satisfactory to the Company.

         (d) Voluntary Termination by Executive. The Executive may terminate his employment hereunder by giving the Company at least thirty days' prior written notice of the effective date of his termination of employment. The Executive shall be paid all compensation and other sums due to him through the date of termination under this Section 8(d), including, without limitation, reimbursements for allowable expenses incurred by the Executive.

     9.  Certain Covenants of the Executive.

         (a) Except for the Permitted Activities, the Executive agrees that during the Term of Employment and for a period of one year thereafter (the "Prohibited Period") he will not (i) engage pr invest in any business in direct competition with the business of the Company, or (ii) otherwise act as a director, officer, employee, agent, owner, partner or consultant to any such business that is in direct competition with the Company. By way of example and without in any way limiting the Permitted Activities, it is understood and agreed that the Executive shall not be deemed to be in default with respect to this Section 9 as a result of any investment he may make in not more than one percent of the outstanding shares or other units of any security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. As used in this Section 9, "competition" shall mean the act of providing services that directly or indirectly relate to the acquisition and management of orthopaedic medical practices.

        (b) During the Prohibited Period, neither the Executive nor any business in which he serves as a director, officer, employee, agent, owner, partner or consultant will (i) employ any person who possesses Proprietary Information (as hereinafter defined) and who is then an employee of the Company, (ii) engage in any action intended to influence or result in the employment of any such person by the Executive or any such business or (iii) solicit the business of persons or entities that were customers, patients or clients of the Company during the Prohibited Period for the same or similar services that the Executive or


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the Company provided to such customers, patients or clients during the Term of
Employment.

        (c) During the Term of Employment or at any time thereafter, the Executive shall not disclose or permit or cause to be disclosed, either directly or indirectly, to any person any Trade Secrets (as defined below) without first obtaining the written consent of the Company. During the Term of Employment and the Prohibited Period, the Executive shall not disclose or permit or cause to be disclosed, either directly or indirectly, to any person any Proprietary Information. Notwithstanding the foregoing, (i) if any such Trade Secret or Proprietary Information is or becomes generally available to the public (other than as a result of disclosure directly or indirectly by the Executive), or (ii) if any such Trade Secret or Proprietary Information is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises, the Executive shall be under no obligation of confidentiality with respect to such information. Upon termination of this Agreement, the Executive promptly shall return all originals and copies of such papers, lists, documents and records of the Company that are in his possession, custody or control. As used herein 'Trade Secrets" shall mean the whole or any portion or phrase of technical information, design, process, procedure, formula or improvement known or used by the Company or any of its affiliates that is valuable and secret (in the sense that it is not generally known to competitors of the Company). To the extent consistent with the foregoing, Trade Secrets include (without limitation) the specialized information and technology that provide the Company with an advantage over competitors or potential competitors in its industry. As used herein, "Proprietary Information!" shall mean any and all general and specific knowledge, experience and information and rights with respect thereto, other than Trade Secrets, including, without limitation, know-how, technical data, data bases, computer programs, processes, methods, plans, customers, patient and client fists, designs, inventions, discoveries, specifications, characteristics and technical information (patentable or unpatentable), that is confidential or proprietary of the Company or any of its affiliates.

        (d) If the provisions contained in this Section 9 are more restrictive than permitted by applicable law, the parties agree that the covenants contained in this Section 9 shall be enforceable and in force to the extent permitted by law.

    10. Indemnification. The Company will indemnify, the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the jurisdiction of incorporation of the Company, as in effect at the time of the subject acts or omission, or by the Articles of Incorporation and Bylaws of the Company, as in effect at such time or on the effective date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive, shall be entitled to the protection of any insurance policies


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

the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company, or any of its affiliates, or his serving or having served any other enterprise as a director, officer, or employee at the request of the Company.

     11. Specific Performance. The Executive acknowledges and agrees that any breach of his agreements or covenants contained in this Agreement would cause irreparable injury to the Company for which the Company would have no adequate remedy at law. In addition to any other remedy to which the Company may be entitled, the Executive agrees that temporary and permanent injunctive relief and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought by the Company to enforce any of the provisions of this Agreement.

     12. Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties.

     13. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay or omission on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a wavier of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     14. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement. There are no unwritten or oral agreements between the parties.

     15. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement or affect the application of such provision to other persons or circumstances, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the

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remainder of this Agreement will have the same force and effect as if such part or parts had never been included herein. Any such finding of invalidity or unenforceability shall not prevent the enforcement of such provision in any other jurisdiction to the maximum extent permitted by applicable law.

     16. Notices. Unless otherwise expressly provided herein, all notices, requests, demands, consents, waivers, instructions, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, certified mail, return receipt requested, first-class postage paid, addressed as follows:

If to the Company:            Integrated Orthopaedics, Inc.
                              5858 Westheimer, Ste. 500
                              Houston, Texas 77057
                              Attn: Board of Directors

If to the Executive:          Jose E. Kauachi
                              4840 Post Oak Timber
                              Houston, Texas 77056

or to such other address or to such other individual as any party shall have last designated by notice to the other party. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given when delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 16.

     17. Governing Law: Forum: Consent to Jurisdiction. This Agreement shall be construed in accordance with, and the rights of the parties governed by, the laws of the State of Texas without regard to the principles of conflict of laws. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Southern District of Texas, Houston Division, and, if necessary, the corresponding appellate courts. The parties further agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts do not have subject matter jurisdiction shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate, courts. The parties expressly submit themselves to the personal jurisdiction of the State of Texas.

     18.  Successors and Assigns.

          (a) Except as otherwise expressly provided herein, the Executive agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefit under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned,

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transferred, pledged or hypothecated in any way by the Executive or any executor, administrator, heir, legatee, distributee or person claiming under the Executive by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

        (b) The Company's covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against the Company's successors or assigns. The terms "successors" and "assigns" shall include the Company or any person that owns or operates the business of the Company after a change of control.
The term "change of control" shall mean: (i) the acquisition by another person or group of persons of 35% of shares of common stock of the Company (other than through a merger, consolidation, or business combination with another physician practice or management company), (ii) a majority change in the Board, (iii) a merger, consolidation, or similar transaction with another entity in which the Company is not the surviving entity or in which the Company's shareholders do not own a majority of the shares in the combined entity, or (iv) a sale or all or substantially all of the Company's assets.

    19. Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement (except as provided in Section 18).

    20. Obligations of the Company. Subject to Section 18, the Executive agrees to look solely to the Company for the performance of all of the Company's obligations under this Agreement, and no other person or entity, including without limitation any shareholder or creditor of the Company, shall, have any liability for the performance of any of the obligations of the Company under this Agreement.

    21. Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

    22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. I


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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

                                    THE COMPANY:

                                    Integrated Orthopedics, Inc.

                                    By:______________________________

                                    Name:____________________________

                                    Title:___________________________

                                    THE EXECUTIVE


                                    _________________________________
                                    Jose E. Kauachi



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                                   EXHIBIT A

                              EXECUTIVE BENEFITS

    During the Term of Employment, the Executive shall be entitled to the following benefits, in addition to those provided for elsewhere in this
Agreement:

1. Major medical health insurance coverage as provided by the Company to all of its employees, but in addition coverage on the same terms for the members of the immediate family of the Executive.

2. Long-term disability insurance coverage equal to 50% of the annual Base Salary of the Executive.

3. $1,000,000 term life insurance coverage on the life of the Executive, with the Executive having the sole right to name the beneficiary.

4. The Executive will have the unlimited right to "piggyback" on any public registration statement filed by the Company. Whenever the Company shall propose to file a registration statement under the Securities Act of 1933, as amended, ("Securities Act") relating to the public offering of securities of the Company, including, without limitation, in connection with any stock option plan or stock purchase, savings or similar plan, or an acquisition, merger or exchange of common stock, or the public offering of any security convertible into common stock the Company shall (a) give written notice at least thirty (30) days prior to the filing thereof to the Executive, specifying the date on which the Company proposes to file such registration statement and advising the Executive of his right to have any or all of the Executive's securities included, and (b) at the written request of the Executive given to the Company prior to the proposed filing date (which request shall specify the securities to be registered and/or sold), include among the securities covered by such registration statement the securities which the Executive shall have requested be so included, without expense to the Executive (except for the fees and expenses of consultants to the Executive and any underwriters, or brokers, commissions, SEC filing fees or expenses applicable to the securities being sold by the Executive), for sale in the same manner and under the same terms and conditions as contemplated for the securities originally to be included in such registration statement.


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